Subsidiaries of Racing Champions Corporation


     As of March 15, 2001, the subsidiaries of Racing Champions Corporation were as follows:

NAME     JURISDICTION  OF  INCORPORATION
----     -------------------------------

Racing  Champions,  Inc.                      Illinois
Racing  Champions  Limited                    Hong  Kong
Racing  Champions  South,  Inc.               North  Carolina
Racing  Champions  Ertl,  Inc.                Delaware
Green's  Racing  Souvenirs,  Inc.             Virginia
DiecastExpress.com,  Inc.                     Delaware
Racing  Champions  Worldwide  Limited         United  Kingdom
Racing  Champions  International  Limited     United  Kingdom
RCNA  Holdings,  Inc.                         Delaware

______________________

     All subsidiaries are wholly owned, directly or indirectly, by Racing Champions Corporation.